Exhibit 10.14

FRAMEWORK AGREEMENT FOR LOANS

between

Staar Surgical AG, Hauptstrasse 104, 2560 Nidau

(hereinafter referred to as the “Borrower”)

and

CREDIT SUISSE AG

Mailing address:	Postfach 288, 2501 Biel
Contact address:	Zentralstrasse 42, 2500 Biel

(the lender, hereinafter referred to as the “Bank”)

Amount of Credit Facility	CHF 1’OOO’OOO.OO

Utilization	This credit facility may be utilized as follows:

• as a limit for cash credits

- as a current account overdraft on all existing and future accounts in CHF and/or in any other freely convertible foreign currencies up to a total amount of CHF 1’OOO’OOO.OO

- in the form of fixed advances in CHF and/or in any other freely convertible foreign currencies up to a total amount of CHF 1’OOO’OOO.OO
- with maximum terms of up to 12 month(s) up to a total amount of CHF 1’OOO’OOO.OO

Any extension of a fixed advance must be requested by no later than two banking days before the fixed advance expires.

Fixed advances may be granted without complying with any requirements as to form; they will be confirmed by the Bank in writing, but without a signature.

• as a limit for contingent liabilities

- as a guarantee limit up to the total amount of CHF 1’OOO’OOO.OO

• as margin cover for over-the-counter (OTC) derivative transactions concluded by the Bank (“OTC Transactions”; please see provision about “OTC Transactions” below) up to the total amount of CHF 1’OOO’OOO.OO

The Bank reserves the right to refuse individual transactions relating to the credit products above.

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OTC Transactions	Prior to concluding an “OTC Transaction” the Bank may request that a legally binding master agreement for over-the-counter (OTC) derivatives acceptable to the Bank is agreed between the Borrower and the Bank.

There is, however, no obligation on the part of the Bank to enter into any “OTC Transactions” (cf. OTC Master Agreement).

The OTC Master Agreement also applies to any other “OTC Transactions”, which are concluded independently of and outside the scope of this framework agreement between the Bank and the Borrower.

Interest Rate	• Current account overdrafts
The interest rate is determined by the Bank. The interest rate is based, among other things, on the prevailing conditions on the money and capital markets.

The Bank may at any time and with immediate effect adjust the interest rate to reflect changes in conditions on the money and capital markets and/or changes in the Bank’s risk assessment without sending a separate notification.

The current interest rates are printed on the account statements.

• Fixed advances
Interest rates may be agreed upon without any requirements as of form; an oral agreement, in particular, is sufficient for the interest rate to be binding. The interest rate is based, among other things, on prevailing conditions on the money and capital markets (taking account of the term and currency).

• General
If the currently valid capital requirements are increased through measures by authorities or provisions of law, the Bank reserves the right to pass on the resulting additional borrowing costs on to the Borrower by increasing the interest rate.

Interest Due Date	Interest falls due in each case upon the account closing (cf. “Account Closings” below).

The interest may be debited to an account of the Borrower.

Commissions	Upon utilization of the loan in the form of a current account overdraft, a credit commission is payable by the Borrower as of the end of each quarter, in the amount of 0.25% per quarter on the average outstanding loan amount.

If the current account overdraft limit is exceeded, a commission of 1% per quarter on the average amount of the limit excess is payable by the Borrower as of the end of the quarter. Overdrafts may be exceeded only in exceptional only after prior consultation with the Bank and only in exceptional cases.

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The Borrower must pay the commissions determined by the Bank on contingent liabilities of the Bank (e.g. guarantees, documentary credits and bills of exchange).

Fees	The Bank may charge fees for reviewing, changing, monitoring and managing the credit facility and the individual loans as well as for extraordinary expenses. The Bank reserves the right to introduce and amend fees at any time.

The Bank will inform the Borrower of its fees and any amendments thereof in an appropriate manner. The applicable fees may be viewed at the Bank.

Account Closings	Current accounts are closed four times per year as of the end of each quarter.

Statements are provided on maturity for fixed advances with a term of up to 12 months.

Risks	The Bank expressly informs the Borrower that taking up loans by using securities and/or cash account balances as collateral and/or the utilization of the loan proceeds (leveraging) for investments in financial instruments of any kind (securities, derivatives, OTC / TOFF, FX etc.) also involves an interest rate, price and currency risk.

The Borrower is made aware of the following risks in particular: In case of adverse market developments, the assets pledged as collateral may be insufficient to cover the outstanding credit in full, so that at a time that is unfavorable for the Borrower the collateral may have to be realized and the open positions may have to be closed out respectively liquidated. To the extent the realization of the available collateral is insufficient to cover the Bank’s claim from the loan, the Borrower remains based on the credit relationship personally liable vis-à-vis the Bank for the full discharge of the remaining debt.

Borrower’s Affirmative	• Obligation to Provide Information
Obligations	The Borrower is obliged to inform the Bank without delay of current business developments and significant changes in its management and in its direct and/or indirect participation/control relationships as well as other significant changes that could influence the Borrower’s financial situation.

In particular, the Borrower is obliged to submit the following documents to the Bank:

- Annually:
the balance sheet, profit and loss account and notes to the financial statements, together with the complete auditor’s report and budget and, if available, the commercial (internal) account statements, within four months after the closing date

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Late Payment	The Borrower will be in default with immediate effect, without any reminder by the Bank, if he/she/it fails to fulfill a payment obligation under this framework agreement and/or any agreements based on the framework agreement when it falls due.

Ordinary termination	• Framework agreement
This framework agreement may be terminated by either party at any time with immediate effect.

Upon termination of the framework agreement, all limits and other utilization options under this framework agreement lapse; in particular, any current account overdraft that has been granted will fall due for repayment immediately or on a repayment date determined by the Bank. Where legally permissible, the Bank may, at its discretion, give early notice on or terminate any of its contingent liabilities.

Irrespective of termination of the framework agreement, fixed advances shall continue to run until maturity; the following provisions on early termination and an automatic acceleration of the due date remain reserved. Following termination of the framework agreement, fixed advances may not be extended nor may any new fixed advances be claimed.

• Credit limits
A credit limit, in particular a current account overdraft, may be terminated or reduced by either party at any time with immediate effect.

• General
The termination or maturity of a loan granted under this framework agreement does not automatically result in the termination of this framework agreement.

Maturity of a Fixed Advance	Subject to an extension or early termination, every fixed advance automatically falls due for repayment upon maturity, without any need for a notice of termination.

The Bank is entitled to debit a fixed advance that is due for repayment to an account of the Borrower.

Early Termination	The Bank is entitled at any time and with immediate effect to declare all fixed advances (fixed term) and loans with an agreed notice period granted under this framework agreement, plus all accrued interest, commission and fees, to be immediately due and payable upon the occurrence of one of the following events:

• General
- the Borrower is more than 30 calendar days in arrears on an interest payment or repayment of the principal;

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- the Borrower has breached another obligation under this framework agreement and/or any agreements based hereon and has failed or was unable to restore the proper contractual situation within 30 calendar days following receipt of written notice from the Bank;
- bankruptcy proceedings have been instituted against the Borrower or a third party provider of collateral, one of them has been granted a debt restructuring moratorium or deferral of bankruptcy, or one of them has concluded a debt restructuring agreement in or out of court;
- in the Bank’s view, the Borrower’s asset and/or revenue situation has deteriorated significantly.

• For companies
- in the Bank’s view, has been a material change in the Borrower’s direct or indirect participation/control relationships;
- the Borrower has entered into a merger or demerger agreement either as the acquired company or the acquiring company or transferred significant assets to a third party (including within the Borrower’s group of companies);
- the auditor’s report contains a material qualification.

Settlement of Costs in the Event of Early Termination of Fixed Advances	If any fixed advances granted under this framework agreement are terminated early, the Bank will credit or debit the Borrower with the interest gain or interest shortfall accrued thereon. This is calculated based on the difference between the contractual interest rate which applies at the time of termination and the interest rate that, in the Bank’s view, can be earned on an investment with the same residual term on the money or capital markets at the time of termination, multiplied by the outstanding loan amount and the residual term. Any surplus in favor of the Borrower is set off against the fee for the Bank’s expenses described below.

In addition a flat fee of 0.1% of the loan amount, but not less than CHF 1’000.00, is owed for the Bank’s expenses.

Release from Contingent Liabilities/ Cash Cover	If this framework agreement and/or a credit line with regard to contingent liabilities of the Bank (e.g. guarantee limit) is terminated, the Bank is entitled to request the Borrower to release it from its current contingent liabilities (e.g. by discharge) within 10 calendar days of the termination.

If the Bank cannot or can only be partially released from the liability within the above deadline or if a release of the Bank in full is shown to be impossible from the outset, the Borrower is obliged to pay the total countervalue of the outstanding contingent liabilities in the relevant currency and amount to the accounts designated by the Bank (including accounts opened for this purpose) at the Bank’s first demand, to the preclusion of any protests or objections. Upon payment into these accounts, the corresponding account credit shall be deemed to have been pledged to the Bank by the Borrower as collateral against any recourse based on the existing contingent liabilities.

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Credit Risk Hedging	In order for the Bank to directly or indirectly insure or hedge credit risk arising from this credit relationship or collateral underlying the credit, the Bank may, at any time, disclose data and information associated with the credit relationship and the credit risk evaluation required for buying credit protection or credit insurance from a third party. Such hedging and insurance transactions do not entail a transfer of all or any part of this credit relationship or its servicing to a third party.

Data and information may be disclosed to third parties in Switzerland or abroad, namely to hedging or insurance providers, such as banks, financial institutions, credit insurers, hedge funds or to other entities offering credit protection. In the context of such hedging transactions data and information may also be disclosed to other parties involved within the scope of such hedging or insurance transactions, such as rating agencies.

These third parties shall be obliged to keep such transferred data and information confidential and to handle it securely which is subject to the local legal and regulatory provisions governing secrecy and data protection obligations.

Restrictions	The Borrower undertakes not to use the funds under this framework agreement for business activities relating to Iran, Myanmar (Burma), North Korea, Sudan, Cuba, and Syria or for business activities relating to other countries that are subject to economic and trade sanctions as communicated by the Bank to the Borrower. Furthermore, the Borrower undertakes not to use the funds under this framework agreement for business activities that are subject to sanctions/embargos imposed by the Swiss State Secretariat for Economic Affairs (SECO), the United Nations (UN), the European Union (EU) and/or the US Office of Foreign Assets Control (OFAC). This includes in particular business activities involving persons named on any sanctions lists issued by one of the above- mentioned bodies.

Additional Agreements and Special Contractual Terms	The additional agreements that must be concluded or have already been concluded in accordance with the terms of this framework agreement and the agreed loan products (including the special contractual terms applicable to the individual loan products) form an integral part of this framework agreement.

Should any provisions of this framework agreement contradict those of the additional agreements and/or any special contractual terms, then these provisions/contractual terms shall take precedence over the provisions of this framework agreement.

General Conditions	The Bank’s “General Conditions including the Safe Custody Regulations” supplement this framework agreement.

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Place of Performance	The place of performance is the location of the Swiss branch of the Bank with which the Borrowers have a contractual relationship. For Borrowers whose present or future domicile is outside Switzerland, the place of performance shall also be the place of debt enforcement (“special domicile” as defined in Art. 50 par. 2 of the Federal Law on Debt Collection and Bankruptcy).

Applicable law and place of jurisdiction	This framework agreement and the agreements based on this framework agreement are subject to and shall be construed in accordance with Swiss law.

The Borrower recognizes the exclusive jurisdiction of the courts of Zurich or of the location of the branch of the Bank with which the contractual relationship exists. The Bank also has the right to bring legal action against the Borrower before any other competent court.

Issuance/Signing of Agreement	This framework agreement is being issued and signed in duplicate. The Borrower and the Bank shall each receive one specimen hereof.

This framework agreement replaces the loan agreement of August 23, 2010, but shall not effect any novation of the Borrower’s existing debts as defined in Art. 116 of the Swiss Code of Obligations.

CREDIT SUISSE AG		Staar Surgical AG

/s/ Pascal De Maddalena	/s/ Beat Henzi	/s/ Regina DeWilde /s/ Philippe Subrin
Pascal De Maddalena	Beat Henzi	Borrower’s signature

Biel, 20 September 2013		Nidau, 14, November 2013
Place and date

“General Conditions including Safe Custody Regulations”

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